Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                  TO THE EIGHTH
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 E.PIPHANY, INC.

                     (Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware)

     Roger S. Siboni and Aaron J. Alter each hereby certifies that:

     (1) They are the President and Secretary, respectively, of E.piphany, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law");

     (2) The first paragraph of Article Fourth of the Eighth Amended and Restated Certificate of Incorporation of this corporation, originally filed on November 29, 1996 and amended and restated on September 27, 1999, is hereby amended to read as follows:

     "FIRST: The Corporation is authorized to issue two classes of stock to be designated respectively Common Stock and Preferred Stock. The total number of shares of all classes of stock that the Corporation has authority to issue is Five Hundred Twenty Five Million (525,000,000), consisting of Five Hundred Million (500,000,000) shares of Common Stock, $0.0001 par value (the "Common Stock"), and Twenty Five Million (25,000,000) shares of Preferred Stock, $0.0001 par value (the "Preferred Stock")."

     (3) This Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of this corporation in accordance with Section 242 of the General Corporation Law.

     (4) This Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation has been duly approved, in accordance with Section 242 of the General Corporation Law, by vote of the holders of a majority of the outstanding stock entitled to vote thereon.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation on this 18th day of December, 2000.

                                                 /s/ Roger S. Siboni
                                                 -------------------------------
                                                 Roger S. Siboni
                                                 President

/s/ Aaron J. Alter
----------------------------
Aaron J. Alter
Secretary


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